Exhibit 10.2

Lumera Corporation
19910 North Creek Parkway, Suite 100
Bothell, Washington 98011

                                                  August 15, 2007

Joseph J. Valiner Ph.D
10723 Magdalena Road
Los Altos Hills, CA 94924

Dear Dr. Valiner:

This letter will confirm our offer to you of employment with Lumera Corporation (“Lumera” or the “Company”), under the terms and conditions that follow:

    1.  Position and Duties.
          (a)    Effective August 14, 2007, you will be employed by the Company, on a temporary part-time basis, as its interim chief executive officer (“Interim CEO”). This role is in addition to, and not in lieu of, your membership on the Board of Directors of the Company (the “Board”), and your duties as Interim CEO will be in addition to your obligations as a member of the Board. You will also continue to fulfill your obligations as CEO of Plexera Bioscience LLC (“Plexera”), and agree that the letter agreement between you and Plexera dated July 1, 2007 is cancelled and that you will serve both Lumen and Plexera pursuant to the terms of this agreement. Your compensation as a member of the Board of Lumera shall continue, unaffected by this agreement.

          (b)    You agree to perform the duties of Interim CEO and such other duties as may reasonably be assigned to you from time to time by the Board. In this position, you will report directly to, and be subject to the direction and control of, the Board. You agree that, while employed by the Company, you will devote sufficient business time and your best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and its Affiliates and to the discharge of your duties and responsibilities for them. You have agreed with the Board that as a general matter you will be expected to devote four days per week to your duties as Interim CEO and that, while not all work will require your presence in the Company’s headquarters, you will be expected to work from its headquarters as appropriate.

    2.    Term.  Subject to earlier termination in accordance with Section 6 hereof your employment under this Agreement shall be for an initial term of nine (9) months, commencing on the effective date hereof, and may be extended or renewed thereafter only by a written agreement signed by you and an expressly authorized representative of the Board. Should your employment contlinue beyond expiration of the initial term of this Agreement, however, without such an extension or renewal, it will continue under this Agreement, but on an at-will basis, meaning that, notwithstanding anything to the contrary contained in this Agreement, your employment hereunder shall be for an indefinite term that may be terminated by either party at any time, with or without cause, upon notice to the other. The term of this Agreement, as from time to time extended or renewed, is referred to herein as “the term of this Agreement” or “the term hereof.”

    3.   Compensation and Benefits.  During your employment under this Agreement, as compensation for all services performed by you for the Company and its Affiliates, you shall receive the following pay and benefits:

          (a)    Base Salary.   For your service as Interim CEO and CEO of Plexera, you will receive a base salary at the rate of Three Hundred Thousand Dollars ($300,000) per year. Your base salary shall be payable in accordance with the regular payroll practices of the Company and its Affiliates and subject to adjustment from time to time by the Board in its discretion. Your base salary, as from time to time adjusted, is referred to below as the “Base Salary.”

          (b)       Stock Options.   You will be granted an option to purchase 50,000 shares of the Company’s common stock at fair market value on the date of grant (the “Option”). The Option and the shares that are subject to it shall be subject to the terms and conditions of the Company’s 2004 Equity Incentive Plan (the “Incentive Plan”) and any applicable option certificate, stockholders’ agreement and other restriction generally applicable to stock options issued to employees of the Company, as each may be amended from time to time. Pursuant to the terms of the Incentive Plan, the Board, under its authority set forth in the Incentive Plan, has determined that the Option will vest on March 1, 2008, unless you are terminated as Interim CEO for Cause or you resign, in which case the Option shall immediately terminate and no shares thereunder shall vest. For the sake of clarity, your termination as Interim CEO will not affect the Restricted Stock Units granted to you pursuant to that certain Independent Contractor Agreement dated as of June 8, 2007.

          (c)     Participation in Employee Benefit Plans.   You will be eligible to participate in all Employee Benefits Plans to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure. Your eligibility to participate in and receive benefits under any of the Company’s Employee Benefits Plans, however, will be subject to the terms of the applicable plan documents and generally applicable Company policies, including without limitation terms or policies requiring regular employment or a regular work schedule of a specified number of hours and policies requiring documentation of time worked for the purpose of determining benefits eligibility. If you are not eligible to participate in or receive benefits under some or all of the Employee Benefit Plans maintained by the Company due to the terms of any applicable plan documents or Company policies, the Company will have no obligation to provide you with additional compensation or alternative benefits. For purposes of this Agreement, “Employee Benefit Plan” shall have the meaning ascribed to that term in Section 3(3) of ERISA, as amended from time to time.

      (d)    Vacations.   You will be entitled to earn up to four (4) weeks of vacation per year, in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company and the prior approval of the Board or its designee.

          (e)     Business Expenses.   The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the perfonnance of your duties and responsibilities for the Company, subject to the Company’s policies on business expenses and business travel, which include, among other provisions, requirements with respect to the documentation and substantiation of expenses. Among the business expenses that the Company will reimburse will be the cost of your travel from your home to the Company’s headquarters and of other Company-related travel. You agree to use reasonable efforts to minimize those costs, including working with the Company’s CFO to rent a short-term executive apartment and car, if less expensive than standard hotel accommodations and car rental. The Company also will reimburse you for the cost of Blackberry or Treo and cell phone equipment and their monthly service charges.

    4.   Confidential Information and Restricted Activities.

          (a)     Confidential Information.   During the term of your membership on the Board you have had occasion to learn of Confidential Information, as defined below, and during the course of your employment with the Company, you also will learn of Confidential Information and you may develop Confidential Information on behalf of the Company and its Affiliates. You agree that you will not use or disclose to any Person any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates, other than as required for the proper performance of your duties and responsibilities for the Company and its Affiliates or as required by applicable law or legal process after notice to the Board and a reasonable opportunity for the Board to seek protection of the Confidential Information prior to such disclosure. You understand that this restriction shall continue to apply after your employment tenninates, regardless of the reason for termination.

          (b)    Protection of Documents.   All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents and all other property of the Company and its Affiliates then in your possession or control.

    5.   Conflicts of Interest.

          (a)     You hereby represent and warrant that the execution of this Agreement and the performance of your obligations hereunder will not breach or be in conflict with any other agreement to which you are a party or are bound and that you are not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of your obligations hereunder.

          (b)     In addition, you hereby give the Board assurance that you have disclosed in writing to the Chairman of the Board all of your current obligations to and affiliations with other professional and corporate entities and you agree that you will promptly update that disclosure if you undertake any new obligation or affiliation during the term of this Agreement. You agree that, in speaking on behalf of any entity with which you are affiliated, you will not to make any public remarks or statements (whether directly or to the media) that could reasonable be anticipated to be injurious to the business, interests or reputation of the Company or any of its Affiliates.

          (c)     You also agree that you will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent. In addition, you agree to comply with the policies of the Company and its Affiliates regarding conflicts of interest, as established or modified from time to time.

    6.   Termination of Employment.   Subject to the exception contained in the second sentence of Section 2 of this Agreement, this Agreement may be terminated prior to the expiration of the term hereof under the following circumstances: (a) the Board may terminate your employment at any time during the term hereof other than for Cause on two (2) weeks’ notice to you; provided, however, that the Board may elect to pay you the Base Salary in lieu of some or all of that period of notice; (b) the Board may terminate your employment for Cause at any time on notice to you stating the basis for Cause; or (c) you may terminate your employment during the term hereof on two (2) weeks’ notice to the Company; provided, however, that the Board may elect to waive all or any portion of that notice period, in which event the Company will pay you Base Salary for the initial two weeks of your notice or any remaining portion of that two-week period. In the event of a termination pursuant to (b) or (c) above, all stock options shall immediately terminate.

    7.   Effect of Termination.

          (a)     In the event of termination of your employment with the Company, however occurring, the Company will pay you any Base Salary earned, but not paid, for the last payroll period of your employment, through the date of termination, pay for any vacation accrued but not used to that date and reimbursement of any as yet outstanding business expenses eligible for reimbursement which are submitted with required documentation and substantiation within sixty (60) days following the date of termination (in the aggregate, “Final Compensation”). Except for any right you may have to continue your participation or that of your dependents in the Company’s group health or dental plan at your cost under the federal law generally known as “COBRA,” your participation in Company Employee Benefit Plans shall terminate in accordance with those terms based on the date your employment tenninates, without regard to any continuation of Base Salary or other payment to you following termination. The Company will have no further obligation to you under this Agreement, other than for Base Salary for any pay in lieu of notice or for any notice period waived pursuant to Section 6(a) or Section 6(c).

          (b)     Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 4 of this Agreement. On termination by either you or the Company, all rights, duties and obligations of you and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

    8.   Definitions.   For purposes of this Agreement, the following definitions apply:

    “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest.

    “Cause” means your (a) conviction of a felony or other serious misconduct, (b) willful or persistent failure to follow the direction of the Board in the performance of your duties as Interim CEO or CEO of Plexera, (c) breach of fiduciary duties, or (d) material breach of this Agreement.

    “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known or readily available to those Persons with whom the Company or any of its Affiliates competes or does business or with whom the Company or any of its Affiliates plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its Affiliates, would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain hereafter other than through your breach of your obligations under this Agreement or the breach by any other Person of a duty of confidentiality owed to the Company or any of its Affiliates.

    “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

    “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during your employment or other associations with the Company or any of its Affiliates.

    9.   Withholding.   All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

    10.     Assignment.   Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

    11.     Severability.   If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

    12.    Miscellaneous.

          (a)     This Agreement sets forth the entire agreement between you and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment, and any obligations, contractual or at law, including without limitation with respect to confidentiality, non-competition or non-solicitation of employees or customers, that you owe to the Company or any of its Affiliates in connection with or arising out of your membership on the Board or any other associations you have with the Company or any of its Affiliates, all of which shall remain in full force and effect in accordance with their terms. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Washington contract and shall be governed and construed in accordance with the laws of the State of Washington, without regard to the conflict of laws principles thereof.

          (b)     As you are aware, the Company is currently searching for an individual to fill its Chief Executive Officer position on a regular full-time basis. The Company gives you assurance that you are eligible to apply for this position and will receive the same consideration as other applicants if you elect to do so. If you are selected for the regular full-time position, it is agreed that the Company will terminate this Agreement under Section 6(a) and the parties will enter into renegotiations concerning the terms and conditions of your regular employment in that position.

    12.    Notices.   Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of Chairman of the Board of Directors, with a copy (which shall not constitute notice) to Christopher Austin, Ropes & Gray LLP, One International Place, Boston, MA 02110, or to such other address as either party may specify by notice to the other actually received.

[Signature page follows immediately.]

    If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me no later than August 15, 2007. At the time you sign and return this letter, it will take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed counterpart is for your records.

                                                                   Sincerely,

LUMERA CORPORATION

By:	/s/ C. James Judson
C. James Judson Chairman of the Board of Directors

Accepted and Agreed:
/s/ Joseph J. Vallner, Ph. D.
Joseph J. Vallner, Ph. D.
Date: August 15, 2007